As filed with the Securities and Exchange Commission on October 19, 2016
Registration No. 333-213810

United States
Securities And Exchange Commission
Washington, D.C. 20549

Amendment No. 2 to
Form S-1
Registration Statement Under The Securities Act Of 1933

OncoCyte Corporation
(Exact name of Registrant as specified in its charter)

California	3826	27-1041563
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code number)	(I.R.S. Employer Identification No.)

1010 Atlantic Avenue, Suite 102
Alameda, California 94501
(510) 775-0515
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

William Annett
President and Chief Executive Officer
OncoCyte Corporation
1010 Atlantic Avenue, Suite 102
Alameda, California 94501
(510) 775-0515
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Bruce Jenett
Andrew Ledbetter
DLA Piper LLP (US)
2000 University Avenue
East Palo Alto, California, 94303

Approximate date of commencement of proposed sale to the public:  From time to time after the Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement number for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒ (Do not check if smaller reporting company)	Smaller reporting company ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed.  These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECUS	Subject to Completion, dated October 19, 2016

6,492,306 Shares of Common Stock

This prospectus relates to the resale by the selling shareholders identified in this prospectus, or the Selling Shareholders, of up to an aggregate of 6,492,306 shares of our common stock, no par value, which consists of:

•	up to 3,246,153 shares of our common stock that are issued and outstanding, or the Shares; and

•	up to 3,246,153 shares, or the Warrant Shares, of our common stock that may be purchased upon exercise of issued and outstanding warrants, or the Warrants.

We refer to the Shares and the Warrant Shares collectively as the “Resale Shares.”  We sold the Shares and the Warrants to the Selling Shareholders in a private placement in August 2016, which we refer to as the Private Offering, pursuant to two substantially similar forms of a Securities Purchase Agreement, which we refer to collectively as the Purchase Agreement.  The Warrants provide that the Warrant Shares may not be issued upon the exercise of the Warrants until the issuance of the Warrant Shares has been approved by our shareholders.  Our majority shareholder, BioTime, Inc., or BioTime, has approved a written consent of shareholders approving the issuance of Warrant Shares upon exercise of the Warrants, which shareholder approval has become effective.

We will not receive any proceeds from the sale of the Resale Shares by the selling shareholders.  We are paying the cost of registering the Resale Shares covered by this prospectus as well as various related expenses.  The selling shareholders are responsible for all discounts, selling commission and other costs related to the offer and sale of their Resale Shares.  If required, the number of Resale Shares to be sold, the public offering price of those Resale Shares, the names of any broker-dealers and any applicable commission or discount will be included in a supplement to this prospectus.

The selling shareholders and any participating broker-dealers may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, or the Securities Act, in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the Resale Share purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Our common stock has been traded on the NYSE MKT under the symbol “OCX” since January 4, 2016.  On October 18, 2016, the last reported sales price of our shares on NYSE MKT was $4.48 per share.

You should consider carefully the risks that we have described in the section entitled “Risk Factors” beginning on page 3 before deciding whether to invest in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful and complete. Any representation to the contrary is a criminal offense.

This prospectus is dated           , 2016.

You may rely only on the information contained in this prospectus. We have not authorized anyone to provide information or to make representations not contained in this prospectus. This prospectus is neither an offer to sell nor a solicitation of an offer to buy any securities other than those registered by this prospectus, nor is it an offer to sell or a solicitation of an offer to buy securities where an offer or solicitation would be unlawful. Neither the delivery of this prospectus, nor any sale made under this prospectus, means that the information contained in this prospectus is correct as of any time after the date of this prospectus.

SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information we urge you to consider before investing in our securities. Before making an investment decision, please carefully read this entire prospectus, any applicable free writing prospectus, and the documents incorporated by reference into this prospectus, especially the “Risk Factors” section of this prospectus and our financial statements and the related notes incorporated by reference into this prospectus. In this prospectus, unless the context otherwise requires, the terms “OncoCyte,” “we,” “us” or “our” refer to OncoCyte Corporation.

Overview

Our mission is to develop highly accurate, easy to administer, non-invasive molecular diagnostic tests to reduce unnecessary and risky medical procedures and, thereby reduce cost to the healthcare system, while improving patient outcomes. Our initial focus will be confirmatory diagnostics, utilizing novel liquid biopsy technology, for use in conjunction with imaging to confirm initial diagnoses within certain oncology indications. In addition, we will be developing screening diagnostics as potential replacements for screening imaging procedures that do not meet the needs of patients, health care providers or payers. For some indications, we will also be pursuing the probability of recurrence of a specific cancer through the development of prognostics; or companion diagnostics that help a physician determine which therapy is the optimal treatment for the patient.

Our initial liquid biopsy diagnostic tests will be confirmatory diagnostics and are being developed to reduce false positive results associated with current diagnostic techniques. These new diagnostic tests are intended to:

•	Improve health outcomes through early diagnoses and better prognostic capabilities;

•	Reduce the cost of care through the avoidance of more costlier diagnostic procedures, including invasive biopsy and cystoscopic procedures; and

•	Improve the quality of life for cancer patients by reducing the anxiety associated with non-definitive diagnoses.

We are currently developing diagnostic tests for three types of cancer: lung cancer, breast cancer, and bladder cancer.

Corporate Information

OncoCyte Corporation is a majority-owned subsidiary of BioTime. We were incorporated in 2009 in the state of California. Our principal executive offices are located at 1010 Atlantic Avenue, Suite 102, Alameda, California 94501. Our telephone number is (510) 775-0515. Our website address is www.oncocyte.com. Information contained on, or accessible through, our website is not a part of, and is not incorporated into, this prospectus, and references to our website in this prospectus are inactive textual references only.

THIS OFFERING

Shares outstanding prior to offering:	As of August 29, 2016, we had 28,677,327 shares of our common stock issued and outstanding following the closing of the Private Offering.

Resale Shares being offered by the Selling Shareholders:	Up to an aggregate of 6,492,306 Resale Shares, which consists of: • up to 3,246,153 Shares; and • up to 3,246,153 Warrant Shares.

Use of Proceeds:
The Selling Shareholders will receive all of the net proceeds from the sale of the Resale Shares.  We will not receive any proceeds from the sale of the Resale Shares.  However, we will receive proceeds from cash payments made in connection with the exercise of the Warrants.  We expect to use the proceeds received from the exercise of the Warrants, if any, for working capital and general corporate purposes.

NYSE MKT symbol for our common stock:	“OCX”

RISK FACTORS

Investing in our common stock involves a high degree of risk. Before making an investment decision with respect to our common stock, we urge you to carefully consider the risks described in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2015, which is incorporated by reference into this prospectus. These risk factors relate to our business operations, our industry (including regulatory matters), intellectual property, our relationship with BioTime, our dependence on third parties, and our common stock.  The risks and uncertainties incorporated by reference into this prospectus or described below are not the only ones we face. Additional risks and uncertainties not presently known or which we consider immaterial as of the date hereof may also have an adverse effect on our business. If any of the matters discussed in these risk factors were to occur, our business, financial condition, results of operations, cash flows or prospects could be materially adversely affected, the market price of our common stock could decline and you could lose all or part of your investment in our common stock.  You should also refer to the other information set forth in or incorporated by reference into this prospectus, including our financial statements and the related notes.

Additional Risks Related to our Common Stock

There is currently a limited market for our common stock, and any trading market that exists in our securities may be highly illiquid and may not reflect the underlying value of our net assets or business prospects.

Our common stock has been listed for trading on the NYSE MKT only since January 4, 2016.  There is currently a limited market for our common stock and an active market may never develop.  Investors are cautioned not to rely on the possibility that an active trading market may develop.  In addition, the trading price of our common stock has been volatile and subject to wide fluctuations.  For example, the high and low intraday sales prices per share of our common stock since January 4, 2016, as reported on the NYSE MKT, has ranged from $2.45 to $10.24.  Such volatility, coupled with the illiquidity of our common stock, may require you to sell shares of our common stock at prices that may not reflect the underlying value of our net assets or business prospects, or that cause you to lose a significant amount, or all, of your investment.

The Warrants and the Warrant Shares may have adverse effects on the price of our Common Stock.

While the Warrants remain outstanding and unexercised, the potential of the future exercise of the Warrants and resale of the Warrant Shares may have an “overhang” effect on the market for our common stock, which could depress or have a limiting impact on the price at which our common stock will trade in the public market and the price at which we may be able to sell additional shares of common stock, or other securities exchangeable or convertible into common stock, in the future to meet our capital needs.  The influx of a substantial number of shares of our common stock into the public market, including the shares being offered hereby, could have a significant depressing effect on the market price of our common stock and our value as a whole.  In addition, the issuance of a significant number of Warrant Shares upon the exercise of the Warrants may result in our shareholders facing significant dilution and having a smaller percentage interest in our voting power, equity value, liquidation value, and book value.

You may experience dilution of your ownership interests if we issue additional shares of common stock or preferred stock.

We are currently authorized to issue an aggregate of 55,000,000 shares of capital stock consisting of 50,000,000 shares of common stock and 5,000,000 “blank check” shares of preferred stock. Following the closing of the Private Offering on August 29, 2016, we had 28,677,327 shares of common stock issued and outstanding.  No shares of preferred stock are presently outstanding.  If we issue additional common stock or other securities that are convertible into or exercisable for common stock in order to raise additional capital, in connection with hiring or retaining employees or consultants, for future acquisitions, or for other business purposes, the issuance may create downward pressure on the trading price of our common stock.

We may issue additional equity securities, resulting in dilution to our shareholders. For example, as of June 30, 2016, our net tangible book value was $3.4 million, or $0.13 per share.  Giving effect to the Private Offering, including our sale of 3,246,153 Shares and our receipt of estimated net proceeds of $9.7 million (after deducting the placement agent commission and estimated offering expenses payable by us), our as adjusted net tangible book value per share would have been $0.46 per share, assuming no exercise of any of the Warrants.  This represented an immediate dilution with respect to the Shares purchased by investors in the Private Offering of approximately $2.79 per share, and an immediate increase of approximately $0.32 per share with respect to the shares held by then existing investors.  Any future issuance of equity securities may result in dilution in net tangible book value to our shareholders at that time.  It may also result in our shareholders having a smaller percentage interest in our voting power, equity value, liquidation value, and aggregate book value.

We may also issue preferred stock having rights, preferences, and privileges senior to the rights of our common stock with respect to dividends, rights to share in distributions of our assets if we liquidate our company, or voting rights. Any preferred stock may also be convertible into common stock on terms that would be dilutive to holders of common stock.

Future sales of shares could depress our share price.

Following the closing of the Private Offering on August 29, 2016, we had 28,677,327 shares of common stock issued and outstanding.  The registration statement, of which this prospectus is a part, registers the resale of up to 3,246,153 Shares and up to 3,246,153 Warrant Shares, for a total of 6,492,306 shares of our common stock.  Sales by the Selling Shareholders hereunder, especially if in heavy volume and at the same time, could negatively affect our stock price.  Moreover, the perception in the public market that these shareholders might sell our common stock could depress the market price of our common stock.

No prediction can be made as to the precise effect, if any, that sales of shares of our common stock or the availability of such shares for sale will have on the market prices prevailing from time to time.  Nevertheless, the possibility that substantial amounts of common stock may be sold in the public market may adversely affect prevailing market prices for our common stock and could impair our ability to raise capital through the sale of our equity securities.

FORWARD-LOOKING STATEMENTS

Certain statements contained herein are forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, including statements pertaining to our ability to develop an assay and classifier for our confirmatory lung diagnostic, our ability to complete an internal validation study and implement commercialization plans and the timing of these plans, as well as future financial or operating results, future growth in research, technology, clinical development, potential opportunities for us, and any statements about the future expectations, beliefs, goals, plans, or prospects expressed by management. Any statements that are not historical fact (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates”) are forward-looking statements. Forward-looking statements involve risks and uncertainties, including risks inherent in the development or commercialization of potential diagnostic tests or products, uncertainty in the results of clinical trials or regulatory approvals, the need and ability to obtain future capital, maintenance of intellectual property rights, and the need to obtain third party reimbursement for patients’ use of any diagnostic tests we commercialize. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect our business, particularly those mentioned in the “Risk Factors” section of this prospectus and the filings we make with the Securities and Exchange Commission, or the SEC. The disclosure in this prospectus, including any forward-looking statement, speaks only as of its date, the date of this prospectus, or the date of any document incorporated by reference into this prospectus, as applicable. We disclaim any intent or obligation to update any forward-looking statement, except as required by law.

USE OF PROCEEDS

The Selling Shareholders will receive all of the net proceeds from the sale of the Resale Shares.  We will not receive any proceeds from the sale of the Resale Shares.  However, we will receive proceeds from cash payments made in connection with the exercise of the Warrants.  We expect to use the proceeds received from the exercise of the Warrants, if any, for working capital and general corporate purposes.

PRICE RANGE OF OUR COMMON STOCK

As of September 16, 2016, we had 28,677,327 shares of our common stock issued and outstanding, which were held by approximately 293 shareholders of record, which does not include shareholders whose shares of our common stock were held in “street name” in accounts with securities broker-dealers or other financial institutions or fiduciaries.

Our common stock has been traded on the NYSE MKT under the symbol “OCX” since January 4, 2016.  On October 18, 2016, the closing price of our common stock as reported on the NYSE MKT was $4.48 per share.  The table below lists the high and low intraday sales prices per share of our common stock for each quarterly period since January 4, 2016, as reported on the NYSE MKT.

	Closing Price Range of Common Stock
	High	Low
Year Ending December 31, 2016:
1st Quarter (starting January 4, 2016)	$10.24	$2.45
2nd Quarter	6.30	3.13
3rd Quarter	5.41	3.10
4th Quarter (through October 18, 2016)	6.38	3.75

DIVIDEND POLICY

We have never paid cash dividends on our capital stock and we do not anticipate paying cash dividends in the foreseeable future, but intend to retain our capital resources for reinvestment in our business. Any future determination to pay cash dividends will be at the discretion of our board of directors and will be dependent upon our financial condition, results of operations, capital requirements and other factors as our board of directors deems relevant.

PRINCIPAL SHAREHOLDERS

The following table sets forth information known to us regarding the beneficial ownership of our Common Stock as of August 29, 2016 by (i) each shareholder who is known by us to beneficially own more than 5% of our Common Stock, (ii) each of our directors, (iii) each of our executive officers who were “named executive officers” in our most recent proxy statement, and (iv) all of our directors and executive officers as a group.  Unless otherwise indicated, the address of each beneficial owner is 1010 Atlantic Avenue, Suite 102, Alameda, California 94501.

Beneficial Owner(1)	Number of Shares Beneficially Owned(2)	Percent(3)
5% Shareholders:
BioTime, Inc.(4)	14,674,244	51.2%
Broadwood Partners, L.P.(5)	4,170,143	13.8%
George Karfunkel(6)	3,659,860	12.8%
Bernard Karfunkel(6)	2,536,666	8.8%
GKarfunkel Family LLC(6)(7)	2,000,000	6.7%

Named Executive Officers and Directors:
William Annett(8)	210,000	*
Don Bailey(9)	482,770	1.7%
Karen Chapman(10)	592,235	2.0%
Kristine Mechem(11)	29,166	*
Russell Skibsted	—	0%
Alfred Kingsley(12)	586,327	2.0%
Andrew Arno(13)	25,000	*
Cavan Redmond(14)	25,000	*
Andrew Last(15)	15,000	*
Aditya Mohanty	—	0%
Joseph Wagner(16)	3,000	*
Robert W. Peabody(17)	173,600	*
All executive officers and directors as a group (12 persons)(18)	2,142,098	7.1%

*	Represents beneficial ownership of less than 1% of our outstanding common stock.

(1)          Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table.

(2)          Under the rules of the SEC, a person is deemed to be the beneficial owner of shares that can be acquired by such person within 60 days upon the exercise, exchange or conversion of options or other exercisable, exchangeable or convertible securities.

(3)          Calculated on the basis of 28,677,327 shares of common stock outstanding as of August 29, 2016, plus any additional shares of common stock that the applicable shareholder has the right to acquire within 60 days after August 29, 2016.

(4)          The board of directors of BioTime, which consists of more than three people, has voting and dispositive power over these shares.

(5)         The total number of shares beneficially owned is based on a Schedule 13D filed by Broadwood Partners, L.P. on September 8, 2016 and includes 1,538,462 Shares, 1,538,462 Warrant Shares that may be acquired through the exercise of Warrants and 1,093,221 other shares of our common stock.  Neal C. Bradsher, as the President of Broadwood Capital, Inc., the general partner of Broadwood Partners, L.P., may be deemed to have voting and dispositive power over these shares. The address of the parties is c/o Broadwood Capital, Inc., 724 Fifth Avenue, 9th Floor, New York, New York 10019.

(6)          The address of each of the parties is c/o The Sabr Group, 126 East 56th Street/15th Floor, New York, New York 10022.

(7)          Includes 1,000,000 Shares and 1,000,000 Warrant Shares that may be acquired through the exercise of Warrants. Renee Karfunkel and Henry Reinhold, as Trustees of GKarfunkel Family LLC, may be deemed to have voting and dispositive power over these shares.

(8)          Includes 185,000 shares that may be acquired through the exercise of stock options that are presently exercisable and 25,000 shares that may be acquired upon the exercise of certain stock options that may become exercisable within 60 days. Excludes 650,000 shares that may be acquired upon the exercise of certain stock options that are not presently exercisable and that will not become exercisable within 60 days.

(9)          Includes 247,001 shares owned by Mr. Bailey and 230,769 shares that may be acquired through the exercise of Warrants held by Mr. Bailey, and 5,000 shares that may be acquired upon the exercise of certain stock options that may become exercisable within 60 days. Excludes 15,000 shares that may be acquired upon the exercise of certain stock options that are not presently exercisable and that will not become exercisable within 60 days.

(10)          Includes 239,583 shares that may be acquired by Dr. Chapman, and 299,479 shares that may be acquired by Dr. Michael West, through the exercise of stock options that are presently exercisable, 4,166 shares that may be acquired by Dr. Chapman and 5,208 shares that may be acquired by Dr. West upon the exercise of certain stock options that may become exercisable within 60 days. Excludes 116,251 shares that may be acquired upon the exercise of certain stock options held by Dr. Chapman and 70,313 shares that may be acquired upon the exercise of certain stock options held by Dr. West that are not presently exercisable and that will not become exercisable within 60 days. Dr. West resigned as a director of OncoCyte on August 15, 2016 and he and Dr. Chapman are husband and wife.

(11)        Includes 25,000 shares that may be acquired through the exercise of stock options that are presently exercisable and 4,166 shares that may be acquired upon the exercise of certain stock options that may become exercisable within 60 days. Excludes 130,834 shares that may be acquired upon the exercise of certain stock options that are not presently exercisable and that will not become exercisable within 60 days.

(12)        Includes 179,687 shares that may be acquired through the exercise of stock options that are presently exercisable and 15,625 shares that may be acquired upon the exercise of certain stock options that may become exercisable within 60 days. Excludes 54,688 shares that may be acquired upon the exercise of certain stock options that are not presently exercisable and that will not become exercisable within 60 days.

(13)        Includes 20,000 shares that may be acquired through the exercise of options that are presently exercisable and 5,000 shares that may be acquired upon the exercise of certain stock options that may become exercisable within 60 days. Excludes 5,000 shares that may be acquired upon the exercise of certain stock options that are not presently exercisable and that will not become exercisable within 60 days.

(14)        Includes 20,000 shares that may be acquired through the exercise of options that are presently exercisable and 5,000 shares that may be acquired upon the exercise of certain stock options that may become exercisable within 60 days. Excludes 5,000 shares that may be acquired upon the exercise of certain stock options that are not presently exercisable and that will not become exercisable within 60 days.

(15)        Includes 10,000 shares that may be acquired through the exercise of options that are presently exercisable and 5,000 shares that may be acquired upon the exercise of certain stock options that may become exercisable within 60 days. Excludes 15,000 shares that may be acquired upon the exercise of certain stock options that are not presently exercisable and that will not become exercisable within 60 days.

(16)        Dr. Wagner served as President and Chief Executive Officer of OncoCyte until May 29, 2015.

(17)        Includes 154,687 shares that may be acquired through the exercise of options that are presently exercisable and 3,125 shares that may be acquired upon the exercise of certain stock options that may become exercisable within 60 days. Excludes 42,188 shares that may be acquired upon the exercise of certain stock options that are not presently exercisable and that will not become exercisable within 60 days.  Mr. Peabody served as Chief Financial Officer of OncoCyte until November 18, 2015.

(18)        Includes 1,133,436 shares that may be acquired through the exercise of options that are presently exercisable and 77,290 shares that may be acquired upon the exercise of certain stock options that may become exercisable within 60 days and 230,769 shares that may be acquired through the exercise of Warrants. Excludes 1,104,274 shares that may be acquired upon the exercise of certain stock options that are not presently exercisable and that will not become exercisable within 60 days.

SELLING SHAREHOLDERS

This prospectus relates to the resale by the Selling Shareholders of up to 6,492,306 Resale Shares, including up to 3,246,153 Shares and up to 3,246,153 Warrant Shares.  The Selling Shareholders may sell any or all of the Resale Shares included in and offered by this prospectus.

The following table sets forth the number of shares of our common stock beneficially owned by each of the Selling Shareholders as of August 29, 2016.  Beneficial ownership is determined in accordance with rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. This table is based upon information supplied to us by the Selling Shareholders and information filed with the SEC. Except as otherwise indicated, we believe that each Selling Shareholder has sole voting and dispositive power with respect to all shares of common stock shown as beneficially owned by it.

None of the Selling Shareholders has held a position or office or had a material relationship with us within the past three years other than as a result of the ownership of our common stock or other securities, except for Don Bailey.  Don Bailey purchased 230,769 units for $750,000 in cash in the Private Offering under the terms of a Purchase Agreement.  Following completion of the Private Offering, Don Bailey joined our board of directors.

We may amend or supplement this prospectus from time to time in the future to update or change this list and the Resale Shares that may be resold.

Selling Shareholder	Number of Shares of Common Stock Beneficially Owned Prior to the Offering	Number of Shares Registered for Sale Hereby	Number of Shares of Common Stock to be Beneficially Owned after Completion of the Offering(1)	Percentage of Shares to be Beneficially Owned after Completion of the Offering(1)
ALB Private Investments, LLC(2)	200,000	200,000	0	0.0%
The Bailey 1995 Family Trust 11-15-95(3)	477,770	461,538	16,232	*
Broadwood Partners, L.P.(4)	4,170,143	3,076,922	1,093,221	3.8%
Phylis Esposito(5)	100,000	100,000	0	0.0%
GKarfunkel Family LLC(6)	2,000,000	2,000,000	0	0.0%
Patrick Lin(7)	153,846	153,846	0	0.0%
Anthony Low-Beer(8)	407,550	300,000	107,550	*
Seamark Fund, L.P.(9)	100,000	100,000	0	0.0%
The Thunen Family Trust(10)	100,000	100,000	0	0.0%

*	Represents beneficial ownership of less than 1% of our outstanding common stock.

(1)          The shares registered for sale include Shares and Warrant Shares only. We do not know when or in what amounts the Selling Shareholders will offer Resale Shares for sale, if at all. The Selling Shareholders may sell any or all of the Resale Shares included in and offered by this prospectus. We cannot estimate the number of Resale Shares that will be held by the Selling Shareholders after completion of the offering. However, for purposes of this table, we have assumed that after completion of the offering all of the Resale Shares will be sold by the Selling Shareholders. The percentage of shares to be beneficially owned after completion of the offering is calculated on the basis of 28,677,327 shares of common stock outstanding as of August 29, 2016 following completion of the Private Offering, assuming the sale of all Resale Shares by the Selling Shareholders.

(2)          Includes 100,000 Shares and 100,000 Warrant Shares that may be acquired through the exercise of Warrants.  Francis A. Mlynarczyk, Jr., as Manager of ALB Private Investments, LLC, may be deemed to have voting and dispositive power over these shares.

(3)          The total number of shares beneficially owned includes 230,769 Shares and 230,769 Warrant Shares that may be acquired through the exercise of Warrants and 16,232 other shares of our common stock.  Mr. Bailey and his wife, as co-trustees of The Bailey 1995 Family Trust 11-15-95, may be deemed to share voting and dispositive power over these shares.

(4)          The total number of shares beneficially owned is based on a Schedule 13D filed by Broadwood Partners, L.P. on September 8, 2016 and includes 1,538,462 Shares, 1,538,462 Warrant Shares that may be acquired through the exercise of Warrants and 1,093,221 other shares of our common stock.  Neal C. Bradsher, as the President of Broadwood Capital, Inc., the general partner of Broadwood Partners, L.P., may be deemed to have voting and dispositive power over these shares.

(5)          Includes 50,000 Shares and 50,000 Warrant Shares that may be acquired through the exercise of Warrants.

(6)          Includes 1,000,000 Shares and 1,000,000 Warrant Shares that may be acquired through the exercise of Warrants.  Renee Karfunkel and Henry Reinhold, as Trustees of GKarfunkel Family LLC, may be deemed to have voting and dispositive power over these shares.

(7)          Includes 153,846 Shares and 153,846 Warrant Shares that may be acquired through the exercise of Warrants.

(8)          The total number of shares beneficially owned includes 150,000 Shares, 150,000 Warrant Shares that may be acquired through the exercise of Warrants, 77,550 shares of our common stock in managed accounts over which Mr. Low-Beer exercises investment discretion, and 30,000 other shares of our common stock.

(9)          Includes 50,000 Shares and 50,000 Warrant Shares that may be acquired through the exercise of Warrants.  John D. Fraser and David T. Harrington, as co-Managing Partners of Seamark Fund, L.P., may be deemed to share voting and dispositive power over these shares.

(10)        Includes 50,000 Shares and 50,000 Warrant Shares that may be acquired through the exercise of Warrants.  Garret G. Thunen and Carol Thunen, as trustees of The Thunen Family Trust, may be deemed to share voting and dispositive power over these shares.

OTHER INFORMATION REGARDING THE COMPANY

Additional information regarding our business, properties, legal proceedings, equity compensation plans, financial statements, changes in and disagreements with the accountants on accounting and financial disclosure, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other information is incorporated into this prospectus by reference to our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2016 and June 30, 2016.

Additional information regarding our executive compensation, board compensation, severance and control agreements, management, corporate governance, Section 16(b) beneficial ownership reporting compliance, and other information is incorporated into this prospectus by reference to our definitive proxy statement filed with the SEC on April 29, 2016.

DESCRIPTION OF SECURITIES

Common Stock

Our Articles of Incorporation currently authorize the issuance of up to 50,000,000 shares of common stock, no par value.  As of September 16, 2016, we had 28,677,327 shares of our common stock issued and outstanding, which were held by approximately 293 shareholders of record.  This number does not include shareholders whose shares of our common stock were held in “street name” in accounts with securities broker-dealers or other financial institutions or fiduciaries.

Each holder of record of common stock is entitled to one vote for each outstanding share owned, on every matter properly submitted to the shareholders for their vote.

Subject to any dividend rights of holders of any of the preferred stock that we may issue from time to time, holders of common stock are entitled to any dividend declared by our board of directors out of funds legally available for that purpose. We have never paid cash dividends on our capital stock and we do not anticipate paying cash dividends in the foreseeable future, but intend to retain our capital resources for reinvestment in our business.

Subject to the prior payment of any liquidation preference to holders of any preferred stock that we may issue from time to time, holders of common stock are entitled to receive on a pro rata basis all of our remaining assets available for distribution to the holders of common stock in the event of the liquidation, dissolution, or winding up of our operations. Holders of common stock do not have any preemptive rights to become subscribers or purchasers of additional shares of any class of our capital stock.

Transfer Agent

The transfer agent and registrar for our common stock is American Stock Transfer and Trust Company, LLC, 6201 15th Avenue, Brooklyn, New York 11219.

Preferred Stock

Our Articles of Incorporation currently authorize the issuance of up to 5,000,000 shares of preferred stock, no par value. We may issue preferred stock in one or more series, at any time, with such rights, preferences, privileges and restrictions as our board of directors may determine, all without further action of our shareholders. Any series of preferred stock which may be authorized by our board of directors in the future may be senior to and have greater rights and preferences than our common stock. There are no shares of preferred stock presently outstanding and we have no present plan, arrangement, or commitment to issue any preferred stock.

Warrants

The Warrants have an exercise price of $3.25 per Warrant Share.  The Warrants became exercisable on October 17, 2016, which is the date that shareholder approval of the issuance of Warrant Shares upon exercise of the Warrants became effective.  The Warrants may be exercised for five years from the date they become exercisable.  The Warrants may be exercised on a net basis in certain circumstances, including that the registration statement of which this prospectus forms a part is not effective.

PLAN OF DISTRIBUTION

Each Selling Shareholder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their Resale Shares included in this prospectus on the NYSE MKT or any other stock exchange, market or trading facility on which the shares are traded or in private transactions.  These sales may be at fixed or negotiated prices.  A Selling Shareholder may use any one or more of the following methods when selling Resale Shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the Selling Shareholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The Selling Shareholders may also sell Resale Shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Shareholders may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the Selling Shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission, and in the case of a principal transaction a markup or markdown, in each case compliance with Rule 2121 of the Financial Industry Regulatory Authority.

In connection with the sale of the Resale Shares, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our common stock in the course of hedging the positions they assume.  The Selling Shareholders may also sell shares of our common stock short and deliver Resale Shares to close out their short positions, or loan or pledge the Resale Shares to broker-dealers that in turn may sell the Resale Shares.  The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions for the creation of one or more derivative securities which require the delivery of Resale Shares to such broker-dealer or other financial institution, and the broker-dealer or other financial institution may resell the Resale Shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Shareholders and any broker dealers or agents that are involved in selling the Resale Shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  Each Selling Shareholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Resale Shares.

We are required to pay certain fees and expenses incurred by us incident to the registration of the Resale Shares, including SEC filing fees. We have agreed to indemnify the Selling Shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because Selling Shareholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act.  In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus.  Each Selling Shareholder has advised us that it has not entered into any written or oral agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the Resale Shares offered by this prospectus.  There is no underwriter or coordinating broker acting in connection with the proposed sale of the Resale Shares by the Selling Shareholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the Resale Shares may be resold by the Selling Shareholders without registration and without regard to any volume limitations by reason of Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the Resale Shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect.  The Resale Shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws.  In addition, in certain states, the Resale Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended, or the Exchange Act, any person engaged in the distribution of the Resale Shares may not simultaneously engage in market making activities with respect to our common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution.  In addition, the Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the Selling Shareholders or any other person.  We will make copies of this prospectus available to the Selling Shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

LEGAL MATTERS

The validity of the issuance of the Resale Shares will be passed upon for us by DLA Piper LLP (US), Seattle, Washington.

EXPERTS

The balance sheets of OncoCyte Corporation as of December 31, 2015 and 2014, and the related statements of operations, comprehensive loss, stockholders’ equity (deficit), and cash flows for each of the three years in the period ended December 31, 2015, have been incorporated by reference into this prospectus and the registration statement in reliance on the report of OUM & Co. LLP, an independent registered public accounting firm, upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

Our website is www.oncocyte.com.  We provide free access to various reports that we file with, or furnish to, the SEC through our website, as soon as reasonably practicable after they have been filed or furnished.  These reports include, but are not limited to, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, current reports on Form 8-K, and any amendments to those reports.  Also available on our website are printable versions of our Code and charters of our Audit Committee, Compensation Committee and Nominating/Corporate Governance Committee of our board of directors.  Our SEC reports can also be accessed through the SEC’s website at www.sec.gov and may be read or copied at the SEC’s Public Reference Room located at 100 F Street, NE, Washington, D.C., 20549.  Information regarding the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We are “incorporating by reference” certain documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information in the documents incorporated by reference is considered to be part of this prospectus. Statements contained in documents that we file with the SEC and that are incorporated by reference into this prospectus will automatically update and supersede information contained in this prospectus, including information in previously filed documents or reports that have been incorporated by reference into this prospectus, to the extent the new information differs from or is inconsistent with the old information. Except as set forth below, the SEC file number for the documents incorporated by reference into this prospectus is 001-37648.

We have filed the following documents with the SEC and they are incorporated herein by reference as of their respective dates of filing (other than current reports on Form 8-K, or portions thereof, furnished under Items 2.02 or 7.01 of Form 8-K):

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, as filed with the SEC on March 30, 2016 and amended on May 24, 2016;

•
Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2016, as filed with the SEC on May 16, 2016, and our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2016, as filed with the SEC on August 11, 2016;

•	Our Current Reports on Form 8-K, as filed with the SEC on January 4, 2016, January 12, 2016, January 27, 2016, February 22, 2016, June 15, 2016, August 19, 2016, and August 29, 2016 (two);

•	Our proxy statement on Schedule 14A for our 2016 annual meeting of shareholders, as filed with the SEC on April 29, 2016; and

•	Our information statement on Schedule 14C, as filed with the SEC on September 22, 2016.

A statement contained in a document incorporated by reference into this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, any prospectus supplement or in any other subsequently filed document which is also incorporated in this prospectus modifies or replaces such statement. Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of these documents, which will be provided to you at no cost, by writing or telephoning us using the following contact information:

1010 Atlantic Avenue, Suite 102
Alameda, California 94501
(510) 775-0515

You may also access these documents on our website at www.oncocyte.com.

You should rely only on the information contained in this prospectus, including information incorporated by reference as described above, or any prospectus supplement or that we have specifically referred you to. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents or that any document incorporated by reference is accurate as of any date other than its filing date. You should not consider this prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

6,492,306 Shares of Common Stock

PROSPECTUS

            , 2016

Part II

Information Not Required In Prospectus

Item 13	Other Expenses of Issuance and Distribution

The following table sets forth the estimated costs and expenses of OncoCyte Corporation (the “Registrant”) in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions. All of the amounts shown are estimates except the SEC registration fees.

Item	Amount ($)
SEC registration fee	$2,605
Legal fees and expenses	50,000
Accounting fees and expenses	20,000
Printing fees and expenses	10,000
Transfer Agent Fees	5,000
Miscellaneous	12,395
Total	$100,000

Item 14	Indemnification of Directors and Officers

Section 317 of the California Corporations Code permits indemnification of directors, officers, employees and other agents of corporations under certain conditions and subject to certain limitations. In addition, Section 204(a)(10) of the California Corporations Code permits a corporation to provide, in its articles of incorporation, that directors shall not have liability to the corporation or its shareholders for monetary damages for breach of fiduciary duty, subject to certain prescribed exceptions. Article Five of the Registrant’s Articles of Incorporation contains provisions for the indemnification of directors, officers, employees and other agents within the limitations permitted by Section 317 and for the limitation on the personal liability of directors permitted by Section 204(b)(10), subject to the exceptions required thereby.

Under Article VI of the Registrant’s bylaws, any person who is or was one of the Registrant’s directors or officers, employees, or other agents, or is or was serving at the Registrant’s request as a director, officer, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, or other enterprise, will be considered an “agent” entitled to indemnification against expenses arising under certain proceedings. To the maximum extent permitted by the California Corporations Code, the Registrant will indemnify any person who was or is a party, or is threatened to be made a party, to any proceeding (other than an action by or in the right of the Registrant) by reason of the fact that the person is or was an agent of the Registrant, against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner that person reasonably believed to be in the best interests of the Registrant and, in the case of a criminal proceeding, had no reasonable cause to believe his conduct of was unlawful. The termination of any proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the agent did not act in good faith and in a manner which agent reasonably believed to be in the best interests of the Registrant or that the agent had reasonable cause to believe that his conduct was unlawful.

The Registrant will also indemnify any agents any who was or is a party or is threatened to be made a party, to any threatened, pending or completed action by or in the right of the Registrant to procure a judgment in its favor by reason of the fact that person is or was an agent of the Registrant , against expenses actually and reasonably incurred by the agent in connection with the defense or settlement of that action if the agent acted in good faith, in a manner that the agent believed to be in the best interests of the Registrant  and with such care, including reasonable inquiry, as an ordinarily prudent person in a like position would use under similar circumstances. No indemnification shall be made:

•
In respect of any claim, issue or matter as to which that the agent is adjudged to be liable to the Registrant in the performance of that person's duty to the Registrant, unless and only to the extent that the court in which that action was brought shall determine upon application that, in view of all the circumstances of the case, that the agent is fairly and reasonably entitled to indemnity for the expenses which the court shall determine;

•	Of amounts paid in settling or otherwise disposing of a threatened or pending action, with or without court approval; or

•	Of expenses incurred in defending a threatened or pending action which is settled or otherwise disposed of without court approval.

To the extent that an agent of the Registrant is successful on the merits in defense of any proceeding for which the agent is entitled to indemnification under the Registrant’s bylaws, the agent will be indemnified against expenses of the defense actually and reasonably incurred.

Except as with respect to a successful defense on the merits in a proceeding, indemnification will be provided under the Registrant’s bylaws only if authorized in the specific case on a determination that indemnification of the agent is proper in the circumstances because the agent has met the applicable standard of conduct set forth in the Registrant’s bylaws, by:

•	A majority vote of a quorum consisting of directors who are not parties to the proceeding;

•
Approval by the affirmative vote of a majority of the shares of the Registrant entitled to vote represented at a duly held meeting at which a quorum is present or by the written consent of holders of a majority of the outstanding shares entitled to vote. For this purpose, the shares owned by the person to be indemnified shall not be considered outstanding or entitled to vote thereon; or

•
The court in which the proceeding is or was pending, on application made by the Registrant or the agent or the attorney or other person rendering services in connection with the defense, whether or not such application by the agent, attorney, or other person is opposed by the Registrant.

Expenses incurred in defending any proceeding may be advanced by the Registrant before the final disposition of the proceeding on receipt of an undertaking by or on behalf of the agent to repay the amount of the advance unless it shall be determined ultimately that the agent is entitled to be indemnified as authorized in the Registrant’s bylaws.

The Registrant will not provide indemnification or advance expenses on behalf of an agent in any circumstance where it appears:

•
That it would be inconsistent with a provision of the Registrant’s articles of incorporation, a resolution of the shareholders, or an agreement in effect at the time of the accrual of the alleged cause of action asserted in the proceeding in which the expenses were incurred or other amounts were paid, which prohibits or otherwise limits indemnification; or

•	That it would be inconsistent with any condition expressly imposed by a court in approving a settlement.

The foregoing summaries are necessarily subject to the complete text of the California Corporations Code and the Registrant’s articles of incorporation and bylaws.

Item 15	Recent Sales of Unregistered Securities

In May 2015, the Registrant sold 1,500,000 shares of its common stock for $3.3 million in cash, including 500,000 shares sold to George Karfunkel, and 1,000,000 shares sold to Bernard Karfunkel. Concurrently, BioTime, Inc. (“BioTime”) purchased 1,500,000 shares of the Registrant’s common stock in exchange for the cancelation of $3.3 million of the Registrant’s indebtedness owed to BioTime, and the Registrant delivered to BioTime a convertible promissory note (the “Note”) with regard to an additional $3.3 million of the Registrant’s outstanding indebtedness to BioTime. The Note bore interest at the rate of 1% per annum and was payable in November 2016. Originally, BioTime had the right to convert the principal amount of the Note plus accrued interest into shares of the Registrant’s common stock at a conversion price of $2.20 per share commencing on a future date. In November 2015, the Note was amended to permit BioTime to convert the Note into shares of the Registrant’s common stock at any time prior to payment in full of the principal balance and accrued interest, and in November 2015 BioTime converted the Note into 1,508,095 shares of the Registrant’s common stock.

In September 2015, the Registrant entered into Subscription Agreement with BioTime pursuant to which BioTime purchased 2,710,857 shares of the Registrant’s common stock for $8.3 million in cash.

In August 2016, the Registrant sold an aggregate of 3,246,153 immediately separable units, with each unit consisting of one share of the Registrant’s common and one warrant (the “Warrants”) to purchase one share of common stock (the “Warrant Shares”), at a price of $3.25 per unit, for an aggregate offering price of $10.5 million.  The Warrants have an exercise price of $3.25 per Warrant Share, became exercisable on October 17, 2016, which is the date that shareholder approval of the issuance of Warrant Shares upon exercise of the Warrants became effective and may be exercised for five years from the date they became exercisable.  The Warrants may be exercised on a net basis in certain circumstances, including that a registration statement registering their resale is not effective with the Securities and Exchange Commission.  In connection with certain of the sales to investors, OncoCyte agreed to pay a commission to its placement agent, Cowen and Company, LLC, of $511,000 in cash.

The Registrant sold the foregoing shares of its common stock, the Note and the Warrants without registration under the Securities Act of 1933, as amended (the “Act”), or applicable state securities laws, in reliance on the exemptions provided by Section 4(a)(2) of the Act and Rule 506(b) of Regulation D promulgated thereunder, and in reliance on similar exemptions under applicable state securities laws, for transactions by an issuer not involving any public offering.  All investors were accredited and no form of general solicitation or general advertising was used.  In addition, with respect to the shares of Registrant’s common stock issued on conversion of the Note, the Registrant relied on the exemptions provided by Section 3(a)(9) of the Act, and in reliance on similar exemptions under applicable state securities laws, for securities exchanged by the issuer with its existing security holders where no commission or other remuneration is paid or given.

Item 16	Exhibits and Financial Statements

(a)
See the Exhibit Index on the page immediately following the signature page for a list of exhibits filed as part of this registration statement on Form S-1, which Exhibit Index is incorporated herein by reference.

(b)
Financial Statement Schedules are omitted because they are either not required, are not applicable, or the information is otherwise included in the Registrant’s financial statements or the related notes.

Item 17	Undertakings

The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.           To include any prospectus required by Section 10(a)(3) of the Securities Act;

ii.          To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.         To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 14 of this registration statement or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Alameda, California on October 19, 2016.

OncoCyte Corporation

By:	/s/ William Annett
William Annett
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ William Annett	President and Chief Executive Officer and	October 19, 2016
William Annett	Director (Principal Executive Officer)

/s/ Russell Skibsted	Chief Financial Officer	October 19, 2016
Russell L. Skibsted	(Principal Financial and Accounting Officer)

*	Director	October 19, 2016
Andrew Arno

*	Director	October 19, 2016
Don Bailey

*	Director	October 19, 2016
Alfred Kingsley

*	Director	October 19, 2016
Andrew Last

*	Director	October 19, 2016
Aditya Mohanty

*	Director	October 19, 2016
Cavan Redmond

* Pursuant to Power of Attorney

By:	/s/ William Annett
William Annett
Attorney-in-fact

EXHIBIT INDEX

			Incorporated by Reference
Exhibit No.	Exhibit Title	Filed Herewith	Form	Exhibit No.	File No.	Filing Date
3.1	Articles of Incorporation, as amended		10	3.1	001-37648	11/23/2015
3.2	By-Laws, as amended		10	3.2	001-37648	11/23/2015
4.1	Specimen of Common Stock Certificate		10/A	4.1	001-37648	12/29/2015
4.2	Form of Warrant		8-K	4.1	001-37648	8/29/2016
5.1	Opinion of DLA Piper (US) LLP		S-1	5.1	333-213810	9/26/2016
10.1	Shared Facilities Agreement, dated October 8, 2009 between OncoCyte Corporation and BioTime, Inc.		10	10.1	001-37648	11/23/2015
10.2	Stock Option Plan, as amended		10	10.2	001-37648	11/23/2015
10.3	Form of Employee Incentive Stock Option Agreement		10	10.3	001-37648	11/23/2015
10.4	Form of Director/Consultant Option Agreement		10	10.4	001-37648	11/23/2015
10.5	Employment Agreement, dated April 1, 2011, between OncoCyte Corporation and Karen Chapman		10	10.5	001-37648	11/23/2015
10.6	Employment Agreement, dated June 15, 2015, between OncoCyte Corporation and William Annett		10	10.6	001-37648	11/23/2015
10.7	Employment Agreement, dated August 1, 2015, between OncoCyte Corporation and Kristine Mechem		10	10.7	001-37648	11/23/2015
10.8	Registration Rights Agreement dated October 15, 2009		10	10.8	001-37648	11/23/2015
10.9	Amendment of Registration Rights Agreement, dated August 23, 2011		10	10.9	001-37648	11/23/2015
10.10	Second Amendment of Registration Rights Agreement, dated May 8, 2015		10	10.10	001-37648	11/23/2015
10.11	Subscription Agreement, dated May 8, 2015, between OncoCyte Corporation and George Karfunkel		10	10.11	001-37648	11/23/2015
10.12	Subscription Agreement, dated May 8, 2015, between OncoCyte Corporation and Bernard Karfunkel		10	10.12	001-37648	11/23/2015
10.13	Convertible Promissory Note, dated May 8, 2015, payable to BioTime, Inc.		10	10.13	001-37648	11/23/2015
10.14	Agreement, dated June 26, 2015, between OncoCyte Corporation and George Karfunkel and Bernard Karfunkel		10	10.14	001-37648	11/23/2015
10.15	Sponsored Research Agreement, dated September 18, 2013, between OncoCyte Corporation and The Wistar Institute of Anatomy and Biology †		10	10.15	001-37648	11/23/2015
10.16	First Amendment to the Sponsored Research Agreement, dated August 6, 2015, between OncoCyte Corporation and The Wistar Institute of Anatomy and Biology †		10	10.16	001-37648	11/23/2015
10.17	Subscription Agreement, dated September 29, 2015, between OncoCyte Corporation and BioTime, Inc.		10	10.17	001-37648	11/23/2015

10.18	Second Amendment to the Sponsored Research Agreement, dated October 18, 2015, between OncoCyte Corporation and The Wistar Institute of Anatomy and Biology †	10	10.18	001-37648	11/23/2015
10.19	Third Amendment to Registration Rights Agreement, dated November 16, 2015	10/A	10.19	001-37648	12/29/2015
10.20	Third Amendment to the Sponsored Research Agreement, dated December 1, 2015, between OncoCyte Corporation and The Wistar Institute of Anatomy and Biology	10/A	10.20	001-37648	12/29/2015
10.21	License Agreement, dated January 22, 2016, between OncoCyte Corporation and The Wistar Institute of Anatomy and Biology†	10-K/A	10.21	001-37648	5/24/2016
10.22	First Amendment to License Agreement, dated January 25, 2016, between OncoCyte Corporation and The Wistar Institute of Anatomy and Biology	10-K/A	10.22	001-37648	3/30/2016
10.23	Second Amendment to License Agreement, dated May 27, 2016, between OncoCyte Corporation and The Wistar Institute of Anatomy and Biology	10-Q	10.1	001-37648	8/11/2016
10.24	Form of Securities Purchase Agreement, dated August 29, 2016, between OncoCyte Corporation and the purchaser identified therein	8-K	10.1	001-37648	8/29/2016
10.25	Alternate form of Securities Purchase Agreement, dated August 29, 2016, between OncoCyte Corporation and the purchaser identified therein	8-K	10.2	001-37648	8/29/2016
23.1	Consent of OUM & Co. LLP	S-1/A	23.1	333-213810	10/18/2016
23.2	Consent of DLA Piper LLP (US) (included in Exhibit 5.1)	S-1	23.2	333-213810	9/26/2016
24.1	Power of Attorney (included on signature page)	S-1	24.1	333-213810	9/26/2016
24.2	Power of Attorney of Andrew J. Last	S-1/A	24.2	333-213810	10/18/2016

†	Portions of this exhibit have been omitted pursuant to a request for confidential treatment.